Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275122

Prospectus

BitNile Metaverse, Inc.

25,000,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 25,000,000 shares of common stock, par value $0.001 per share, of BitNile Metaverse, Inc. (“we,” “us,” “our” or the “Company”), by Arena Business Solutions Global SPC II, Ltd., on behalf of and for the account of Segregated Portfolio #3 – SPC #3 (the “Selling Stockholder”). The shares included in this prospectus consist of (i) shares of our common stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus, pursuant to a Purchase Agreement we entered into with the Selling Stockholder on August 24, 2023, as amended by that Amendment No. 1 to Purchase Agreement, dated October 18, 2023 (as amended, the “Purchase Agreement”), in which the Selling Stockholder has committed to purchase from us, at our direction, up to an aggregate of $100 million of shares of common stock (the “Commitment Amount”) and (ii) an aggregate of $4 million of shares of our common stock to be issued to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, from time to time after the date of this prospectus (the “Commitment Fee Shares”). See the section titled “Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Stockholder” for additional information regarding the Selling Stockholder.

We are not selling any shares of common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $100 million in aggregate gross proceeds from sales of our common stock to the Selling Stockholder, in our sole and absolute discretion, elect to make, from time to time over the approximately 36-month period commencing on the date of the Purchase Agreement, provided that this registration statement, of which this prospectus forms a part, and any other registration statement the Company may file from time to time, covering the resale by the Selling Stockholder of the shares of our common stock purchased from us by the Selling Stockholder pursuant to the Purchase Agreement is declared effective by the U.S. Securities and Exchange Commission (“SEC”) and remains effective, and the other conditions set forth in the Purchase Agreement are satisfied (the “Commencement Date”).

The Selling Stockholder may sell or otherwise dispose of the shares of our common stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the common stock being offered in this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company’s common stock trades on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BNMV.” On October 27, 2023, the last reported sales price of the Company’s common stock, as reported by Nasdaq, was $0.734 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in the Company’s common stock is highly speculative and involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Company’s common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the SEC. The Selling Stockholder may, from time to time, sell up to 25,000,000 shares of our common stock, as described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the securities described in this prospectus.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any shares of our common stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This document includes trademarks, tradenames and service marks, certain of which belong to the Company and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this document appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that the Company will not assert its rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. The Company does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of the Company by, these other parties.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms refer to BitNile Metaverse, Inc. and its consolidated subsidiaries.

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MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which we paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document. See “Cautionary Note Regarding Forward-Looking Statements.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to maintain the listing of our securities on Nasdaq;

•	the price of our securities may be volatile due to a variety of factors, including volatility in the capital markets generally, changes in the competitive and highly regulated industries in which we plan to operate, variations in performance across competitors, changes in laws and regulations affecting our business and changes in our capital structure;

•	the ability to implement business plans, forecasts, and identify and realize additional opportunities;

•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which we operate;

•	the risk that we and our current and future collaborators are unable to successfully develop and commercialize our products or services, or experience significant delays in doing so;

•	the risk that we may never achieve or sustain profitability;

•	the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all;

•	the risk that we experience difficulties in managing our growth and expanding operations;

•	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

•	the risk that we are unable to secure or protect our intellectual property;

•	general economic conditions; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

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Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and related notes thereto included elsewhere in this prospectus.

Overview of Our Business

BitNile Metaverse, Inc., through its current operating subsidiary, BitNile.com, Inc. (“BitNile.com”), is primarily engaged in the development and operation of an online metaverse platform. BitNile.com, which became a wholly-owned subsidiary of our company on March 6, 2023, commercially launched the metaverse platform to the public on March 31, 2023. The platform targets a broad audience to engage with a new social networking community and allows users to purchase both digital and physical products while playing 3D immersive games. We also conduct minimal legacy operations through Ecoark, Inc. (“Ecoark”) and its subsidiary, Agora Digital Holdings Inc. (“Agora Digital”), which provides digital asset mining hosting services. We believe Agora Digital’s hosting business model has potential synergies with our core focus on growing our metaverse platform.

On March 6, 2023, we, under our former corporate name Ecoark Holdings, Inc. (“Ecoark Holdings”), acquired all of the outstanding shares of capital stock of BitNile.com from Ault Alliance, Inc., a diversified holding company (“Ault Alliance”), and certain related individuals, in exchange for 8,637.5 shares of a new issue of series B convertible preferred stock and 1,362.5 shares of a new issue of series C convertible preferred stock of our company having an aggregate liquidation preference of $100,000,000. BitNile.com had comprised a business segment of Ault Alliance. Shortly following the acquisition, the corporate name of Ecoark Holdings was changed to BitNile Metaverse, Inc. Prior to the acquisition, we conducted a number of businesses through non-core subsidiaries related to oil and gas production and transportation services, which were sold in 2022. All assets and liabilities of the former subsidiaries have been reclassified to discontinued operations on our consolidated balance sheet for March 31, 2022, and all operations of these companies have been reclassified to discontinued operations and loss on disposal on our consolidated statements of operations for the fiscal year ended March 31, 2023. On August 28, 2023, we executed a spin-off of a wholly owned subsidiary, Zest Labs, Inc., which owns intellectual property relating to agriculture shelf life and freshness management, pursuant to a stock purchase agreement whereby we sold all of the outstanding shares of Zest Labs, Inc. to Zest Labs Holding, LLC.

Our Metaverse Platform Products and Experiences

Our BitNile.com metaverse platform offers immersive, interconnected digital experiences that are designed to be engaging and dynamic. By integrating various elements such as virtual markets, real world goods marketplaces and VIP experiences, gaming, social activities, sweepstakes, gambling and more, we aim to revolutionize the way people interact online. The metaverse platform is accessible via any device using any web browser, without requiring permissions, downloads or apps, and the platform can be experienced without the need for bulky and costly virtual reality headsets.

Our games operate on a free-to-play model, whereby game players may collect coins free of charge through the passage of time and, if a game player wishes to obtain coins above and beyond the level of free coins available to that player, the player may purchase additional coin packages (“Freemium” gaming model). Once obtained, Nile Tokens and Nile Coins (either free or purchased) cannot be redeemed for cash or exchanged for anything outside of the metaverse. When coins are used and played in the games, the game player could “win” and would be awarded additional coins or could “lose” and lose the future use of those coins.

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Our current and planned products and experiences are:

•	Virtual markets. The platform facilitates sales of digital assets the Company as well as third party vendors like virtual real estate, digital art, user customizations, and unique collectibles.

•	Real world goods marketplaces. The platform allows users to shop for a diverse range of real world products and VIP experiences.

•	Gaming. The platform provides an extensive selection of gaming options, including participation in games, sweepstakes and social gaming experiences, such as Blackjack.

•	Sweepstakes gaming. The platform features a dedicated gaming zone for users to engage in sweepstakes gaming, offering opportunities to win virtual and real money.

•	Contests of skill. The platform organizes competitions for users to showcase their talents and compete against others for prizes and recognition in various disciplines.

•	Building private spaces. The platform allows users to construct and customize their dream homes or private spaces.

•	Socialization and connectivity. The platform’s ongoing mission will be to foster global connections by enabling users to interact with individuals from around the world, forming new friendships, collaborating on projects or engaging in conversations within various social hubs.

•	Real and virtual concerts. We expect the platform to host live and virtual concerts within the metaverse, featuring performances from both real world and virtual artists, allowing users to attend and enjoy shows in an immersive environment.

Our Business Strategy

The metaverse industry is experiencing rapid growth and expansion, driven by advancements in technology, increased interest in virtual experiences and the rise of digital economies. Our business strategy revolves around creating a seamless, all-encompassing platform that caters to various user needs and interests.

The strategic pillars for the growth of our BitNile.com metaverse platform include (i) leveraging cutting-edge technology to offer a user-friendly, browser-based platform compatible with virtual reality headsets and other modern devices for an enhanced experience, (ii) providing a diverse range of products and experiences that caters to users with different interests and preferences, (iii) fostering global connections and a sense of community among users, encouraging socialization and collaboration, and (iv) focusing on continuous innovation to stay ahead of industry trends and customer expectations.

We expect to generate revenue in fiscal 2024 through the sale of tokens or coins that provide our end users with interactive entertainment (game play) and durable goods principally for the personal computer and mobile platforms.

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Committed Equity Financing

On August 24, 2023, we entered into the Purchase Agreement with the Selling Stockholder. On October 18, 2023, we entered into Amendment No. 1 to the Purchase Agreement with the Selling Stockholder to remove the floor price limitation.

The Purchase Agreement provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct the Selling Stockholder to purchase up to an aggregate of $100 million of shares of our common stock over the 36-month term of the Purchase Agreement. Under the Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of a registration statement, we have the right to present the Selling Stockholder with an advance notice (each, an “Advance Notice”) directing the Selling Stockholder to purchase any amount up to the Maximum Advance Amount (as described below).

The Maximum Advance Amount is calculated as follows: (a) if the Advance Notice is received by 8:30 a.m., Eastern time, the lower of: (i) an amount equal to 40% of the average of the Daily Value Traded (as defined below) of our common stock on the ten trading days immediately preceding an Advance Notice, or (ii) $20,000,000, and (b) if the Advance Notice is received after 8:30 a.m., but prior to 10:30 a.m., Eastern time, the lower of (i) an amount equal to 30% of the average of the Daily Value Traded of our common stock on the ten trading days immediately preceding an Advance Notice, or (ii) $15,000,000. For these purposes, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of our common stock on Nasdaq during regular trading hours, as reported by Bloomberg L.P., by the VWAP (as defined in the Purchase Agreement) for that trading day.

The number of shares that we can issue to the Selling Stockholder from time to time under the Purchase Agreement is subject to the Ownership Limitation (as defined in the Purchase Agreement). We control the timing and amount of sales of our common stock to the Selling Stockholder. The Selling Stockholder has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the Purchase Agreement. The Selling Stockholder has agreed that neither it nor any of its agents, representatives and affiliates will engage in any direct or indirect short-selling or hedging our common stock during any time prior to the termination of the Purchase Agreement.

Pursuant to the Purchase Agreement, we agreed to prepare and file with the SEC a Registration Statement for the resale by the Selling Stockholder of Registrable Securities (as defined in the Purchase Agreement) no later than November 30, 2023.

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In consideration for the Selling Stockholder’s execution of the Purchase Agreement, we are required to issue to the Selling Stockholder, as a commitment fee, the Commitment Fee Shares, which is a number of shares of common stock having an aggregate dollar value equal to $4,000,000. Within one business day of the effectiveness of the registration statement, we will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal to $1,000,000 based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the effectiveness of the registration statement (the “Initial Issuance”). We will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal $3,000,000 based on the per common stock price as follows: (i) $1,000,000 worth of the Commitment Fee Shares on the three-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the three-month anniversary, (ii) $1,000,000 worth of the Commitment Fee Shares on the six-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the six-month anniversary and (iii) $1,000,000 worth of the Commitment Fee Shares on the nine-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the nine-month anniversary.

The Purchase Agreement may be terminated by us at any time after commencement, at our discretion; provided that upon early termination we are required to issue the outstanding Commitment Fee Shares to the Selling Stockholder. The Purchase Agreement will automatically terminate on the date that we sell, and the Selling Stockholder purchases, the full $100 million amount under the agreement or, if the full amount has not been purchased, on the expiration of the 36-month term of the Purchase Agreement.

Previous Transaction with Related Entity of Selling Stockholder

On April 27, 2023, we entered into a Securities Purchase Agreement with certain accredited investors, which included affiliates of the Selling Stockholder, providing for the issuance of (i) Senior Secured Convertible Notes with an aggregate principal face amount of $6,875,000, which notes are convertible into shares of our common stock; and (ii) five-year warrants to purchase an aggregate of 63,027,136 shares of our common stock. For further information, see the section titled “Selling Stockholder – Material Relationship Between the Company and the Selling Stockholder.”

Corporate Information

We were incorporated in Nevada in 2007. Our principal executive offices are located at 303 Pearl Parkway, Suite 200, San Antonio, Texas 78215, and our telephone number is (800) 762-7293. We maintain a website at www.bitnile.net. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus.

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THE OFFERING

Issuer	BitNile Metaverse, Inc.

Shares of our common stock offered by the Selling Stockholder	Up to 25,000,000 shares of our common stock, consisting of (i) an indeterminable number of shares of our common stock that may be issued as Commitment Fee Shares to the Selling Stockholder, pursuant to the terms of the Purchase Agreement, if any, and (ii) an indeterminable number of shares of our common stock we may elect, in our sole discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time after the Commencement Date, if any.

Shares of our common stock outstanding as of October 27, 2023	2,573,075 shares of common stock(1)

Shares of our common stock outstanding after giving effect to the issuance of the shares registered hereunder	43,101,204 shares of common stock(2)

Use of proceeds	We will not receive any proceeds from the resale of our shares of common stock included in this prospectus by the Selling Stockholder. However, we may receive up to $100 million in aggregate gross proceeds under the Purchase Agreement from sales of our shares of common stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date. We may use some of the net proceeds that we receive from sales of our shares of common stock to the Selling Stockholder, if any, under the Purchase Agreement to repay outstanding debt. We expect to use any remaining net proceeds for general corporate purposes, including working capital and supporting our growth initiatives discussed under “Prospectus Summary – Our Business Strategy.” The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds. For more information see the section herein titled “Use of Proceeds.”

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Liquidity	This offering involves the potential sale of up to the $100 million Commitment Amount. Once this registration statement is effective and during such time as it remains effective, the Selling Stockholder will be permitted to sell the shares, if any. The resale, or expected or potential resale, of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for our stockholders to sell their shares of our common stock at times and prices that you feel are appropriate.

Risk Factors	See the section herein titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

Nasdaq Capital Market trading symbol	“BNMV”

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(1)	Based on 2,573,075 shares outstanding as of October 27, 2023, the number of shares outstanding as of October 27, 2023 excludes the following:

•	25,000,000 shares of common stock reserved for issuance upon the sale of shares of common stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, which are being registered in this prospectus;

•	13,427,224 shares of common stock reserved for issuance upon the conversion of our senior secured convertible notes;

•	2,100,905 shares of common stock reserved for issuance upon the exercise of our warrants to purchase common stock;

•	5,289,915 shares of common stock reserved for issuance pursuant to the conversion of our Series A Convertible Redeemable Preferred Stock, subject to the approval of the Nasdaq Stock Market;

•	an aggregate of 26,666,666 shares of common stock reserved for issuance pursuant to the conversion of non-voting Series B Preferred Stock and Series C Preferred Stock, subject to the approval of the Nasdaq Stock Market;

•	2,100,905 shares of common stock reserved for issuance upon the exercise of outstanding warrants to purchase common stock (in addition to the warrants noted above); and

•	shares of common stock reserved for issuance upon the exercise of outstanding stock options.

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(2)	The number of shares outstanding after giving effect to the issuance of all 25,000,000 shares of common stock being registered hereunder includes the following:

•	13,427,224 shares of common stock assumed to be issued in full upon the conversion of our senior secured convertible notes, which are registered for resale pursuant to an effective registration statement; and

•	2,100,905 shares of common stock assumed to be issued in full upon the exercise of our warrants to purchase common stock, which are registered for resale pursuant to an effective registration statement.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K filed with the SEC, subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports on Form 8-K which are incorporated by reference into this prospectus, as well as the other information set forth in this prospectus and the documents incorporated by reference herein, before deciding whether to invest in our securities. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Offering

It is not possible to predict the actual number of shares of common stock we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Stockholder.

On August 24, 2023, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to the $100 million Commitment Amount of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion from time to time beginning on the Commencement Date and during the term of the Purchase Agreement.

We generally have the right to control the timing and amount of any sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement. Sales of our common stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our common stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Depending on market liquidity at the time, resales of those shares by the Selling Stockholder may cause the public trading price of our common stock to decrease.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of our common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable Pricing Period (as defined below) for each sale made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of our common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement, if any. For these purposes, “Pricing Period” means one trading day, as notified by the Company to the Selling Stockholder in the applicable Advance Notice, commencing on the date of the Advance Notice.

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Moreover, although the Purchase Agreement provides that we may, in our discretion, from time to time beginning on the Commencement Date and during the term of the Purchase Agreement, direct the Selling Stockholder to purchase shares of common stock from us in one or more purchases under the Purchase Agreement, up to the Commitment Amount, if any, only 25,000,000 shares of our common stock are being registered for resale under this registration statement, which this prospectus forms a part. Additionally, because the price per share on which the Commitment Fee Shares is based will fluctuate based on market prices of our common stock during the applicable time periods during which the VWAP for such issuable shares is calculated, it is not possible for us to predict the number of Commitment Fee Shares or the number of Commitment Fee Shares issuable to the Selling Stockholder pursuant to the Purchase Agreement. Accordingly, the number of shares of our common stock we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement cannot be determined at this time. Even assuming the 25,000,000 shares of common stock offered for resale by the Selling Stockholder under this prospectus were sold by us to the Selling Stockholder for a per share price of $0.734 (which represents the last reported sales price of our common stock, as reported by Nasdaq on October 27, 2023), less a 5% discount (the same fixed percentage discount that will be used to calculate the applicable per share purchase price for shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement), we would only receive aggregate gross proceeds of approximately $17,432,500, which is substantially less than the $100 million Commitment Amount available to us under the Purchase Agreement. Therefore, because the market prices of our common stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by the Selling Stockholder for shares of our common stock that we direct it to purchase under the Purchase Agreement, if any, also may fluctuate because they will be based on such fluctuating market prices of our common stock, it is possible that we may need to issue and sell more than the number of shares being registered for resale under this prospectus to the Selling Stockholder under the Purchase Agreement in order to receive aggregate gross proceeds equal to the Selling Stockholder’s $100 million Commitment Amount under the Purchase Agreement.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares of our common stock than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100 million from sales of our common stock to the Selling Stockholder under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock we wish to sell to the Selling Stockholder from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our common stock ultimately offered for resale by the Selling Stockholder is dependent upon the number of shares of our common stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our common stock in addition to the 25,000,000 shares of common stock being registered for resale under this prospectus could cause additional substantial dilution to our stockholders.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale and issuance of our common stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of our common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our common stock to fall.

The purchase price for the shares that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the price of the shares of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

If and when we do sell shares to the Selling Stockholder, after the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

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Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement and subject to market demand, we will have discretion to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

The Selling Stockholder will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to the Selling Stockholder under the Purchase Agreement is derived from the market price of our common stock on Nasdaq. Shares to be sold to the Selling Stockholder pursuant to the Purchase Agreement will be purchased at a discounted price. We may effect sales at a price equal to 95% of the lower of (i) the lowest sale price of the common stock during the Pricing Period and (ii) the arithmetic average of the three (3) lowest closing prices of the common stock during the ten (10) consecutive trading days ending on the trading day immediately preceding such Advance Notice Date (as defined in the Purchase Agreement) (see “Committed Equity Financing—Purchase of Shares under the Purchase Agreement”). As a result of this pricing structure, the Selling Stockholder may sell the shares it receives immediately after receipt of the shares, which could cause the price of our common stock to decrease.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of common stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from the sale of our shares of common stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

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COMMITTED EQUITY FINANCING

On August 24, 2023, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to the $100 million Commitment Amount of our common stock at our direction from time to time, subject to the satisfaction of the conditions in the Purchase Agreement. On October 18, 2023, we entered into Amendment No. 1 to the Purchase Agreement with the Selling Stockholder to remove the floor price limitation.

Such sales of our common stock, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion over the approximately 36-month period commencing on the date of the Purchase Agreement, provided that this registration statement, of which this prospectus forms a part, and any other registration statement the Company may file from time to time, covering the resale by the Selling Stockholder of the shares of our common stock purchased from us by the Selling Stockholder is declared effective by the SEC and remains effective, and the other conditions set forth in the Purchase Agreement are satisfied.

The Selling Stockholder has no right to require us to sell any shares of our common stock to the Selling Stockholder, but the Selling Stockholder is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for our common stock under the Purchase Agreement.

Actual sales of shares of our common stock to the Selling Stockholder from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations. The net proceeds that we may receive under the Purchase Agreement, if any, cannot be determined at this time, since it will depend on the frequency and prices at which we sell shares of our common stock to the Selling Stockholder, our ability to meet the conditions of the Purchase Agreement and the other limitations, terms and conditions of the Purchase Agreement and any impacts of the Ownership Limitation. The Company may use some of the proceeds received by the Company from such sales to the Selling Stockholder, if any, to repay outstanding debt. The Company expects to use any remaining proceeds received by the Company from such sales to the Selling Stockholder, if any, for general corporate purposes, including working capital and supporting our growth initiatives discussed under “Prospectus Summary – Our Business Strategy.”

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties.

Purchase of Shares Under the Purchase Agreement

We may direct the Selling Stockholder to purchase amounts of our common stock under the Purchase Agreement that we specify from time to time in one or more Advance Notices delivered to the Selling Stockholder on any trading day up to the Maximum Commitment Amount. The Maximum Commitment Amount that we may specify in any one Advance Notice is equal to the following: (A) if the Advance Notice is received by 8:30 a.m., Eastern time, the lower of: (i) an amount equal to 40% of the average of the Daily Value Traded of our common stock on the ten trading days immediately preceding an Advance Notice, or (ii) $20,000,000, and (B) if the Advance Notice is received after 8:30 a.m., but prior to 10:30 a.m., Eastern time, the lower of (i) an amount equal to 30% of the average of the Daily Value Traded of our common stock on the ten trading days immediately preceding an Advance Notice, or (ii) $15,000,000. Subject to the satisfaction of the conditions under the Purchase Agreement, we may deliver Advance Notices from time to time, provided that the Pricing Period for all prior advances has been completed.

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The purchase price of the shares of our common stock will be equal to 95% of the lower of (i) the lowest sale price of the common stock during the Pricing Period and (ii) the arithmetic average of the three lowest closing prices of the common stock during the ten consecutive trading days ending on the trading day immediately preceding such date of the Advance Notice.

Fees

As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of our common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company has agreed to issue to the Selling Stockholder, as a commitment fee, the Commitment Fee Shares, which is a number of shares of common stock having an aggregate dollar value equal to $4,000,000. Within one business day of the effectiveness of this registration statement, we will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal to $1,000,000 based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the effectiveness of this registration. We will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal $3,000,000 based on the per common stock price as follows: (i) $1,000,000 worth of the Commitment Fee Shares on the three-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the three-month anniversary, (ii) $1,000,000 worth of the Commitment Fee Shares on the six-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the six-month anniversary and (iii) $1,000,000 worth of the Commitment Fee Shares on the nine-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the nine-month anniversary. The Commitment Fee Shares are covered by this prospectus.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to the Selling Stockholder under the Purchase Agreement is subject to the satisfaction of certain conditions, all of which are entirely outside of the Selling Stockholder’s control, including, among other things, the following:

•	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

•	the effectiveness of this registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include the Commitment Fee Shares and shares of our common stock that may be issued and sold by us to the Selling Stockholder under the Purchase Agreement);

•	the Company having obtained all required permits and qualifications for the offer and sale of all shares of our common stock issuable pursuant to such Advance Notice;

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•	no Material Outside Event (as defined in the Purchase Agreement) shall have occurred or be continuing;

•	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

•	the absence of any statute, regulation, order, decree, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the Purchase Agreement;

•	trading in our common stock shall not have been suspended by Nasdaq, we shall not have received any final and non-appealable notice that the listing or quotation of our common stock on Nasdaq shall be terminated;

•	there shall be a sufficient number of authorized but unissued and otherwise unreserved shares of common stock for the issuance of all the common stock issuable pursuant to such Advance Notice;

•	the representations contained in the applicable Advance Notice shall be true and correct in all material respects; and

•	the Pricing Period for all prior Advance Notices shall have been completed.

Limitations on Sales

The Purchase Agreement prohibits us from directing the Selling Stockholder to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by the Selling Stockholder and its affiliates as a result of purchases under the Purchase Agreement, would result in the Selling Stockholder and its affiliates having beneficial ownership of more than 4.99% of our then outstanding shares of common stock.

No Short-Selling or Hedging by the Selling Stockholder

The Selling Stockholder has agreed that, during the term of the Purchase Agreement, neither the Selling Stockholder nor any of its affiliates will engage in any short sales or hedging transactions with respect to our common stock.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 36-month anniversary of the date of the Purchase Agreement; or

•	the date on which the Selling Stockholder shall have purchased shares of our common stock under the Purchase Agreement for an aggregate gross purchase price equal to the Commitment Amount under the Purchase Agreement.

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We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to the Selling Stockholder, provided that there are no outstanding Advance Notices, the shares of common stock under which have not yet been issued and we have paid all amounts owed to the Selling Stockholder under the Purchase Agreement. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.

Prohibition of “Dilutive Issuances” During Pending Purchases and Certain Variable Rate Transactions

Pursuant to the Purchase Agreement, from the date of the Purchase Agreement until the earlier of (i) the date that Arena has purchased $25 million worth of shares of our common stock under the Purchase Agreement, (ii) 12 months after effectiveness of this registration statement or (iii) four months after the termination of the Purchase Agreement, pursuant to its terms, the Company is prohibited from effecting or entering into an agreement to effect any issuance of our common stock or common share equivalents involving a Variable Rate Transaction (as defined in the Purchase Agreement), other than in connection with an Exempt Issuance (as defined in the Purchase Agreement) or with the prior written consent of the Selling Stockholder. There are no restrictions relating to rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

All shares of our common stock that may be issued or sold by us to the Selling Stockholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Stockholder in this prospectus are expected to be freely tradable. The shares of common stock being registered for resale in this prospectus may be issued and sold by us to the Selling Stockholder from time to time at our discretion over an approximately 36-month period commencing on the date of the Purchase Agreement, provided that this registration statement, of which this prospectus forms a part, and any other registration statement the Company may file from time to time, covering the resale by the Selling Stockholder of the shares of our common stock purchased from us pursuant to the Purchase Agreement is declared effective by the SEC and remains effective, and the other conditions set forth in the Purchase Agreement are satisfied. The resale by the Selling Stockholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of the shares, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement.

If and when we do elect to sell the shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares of our common stock from the Selling Stockholder in this offering at different times will likely pay different prices for those shares of common stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares of our common stock they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

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Because the purchase price per share to be paid by the Selling Stockholder for the shares of our common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of our common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any.

Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct the Selling Stockholder to purchase shares of our common stock from us in one or more purchases under the Purchase Agreement for the Commitment Amount of up to $100 million, only 25,000,000 shares of our common stock are being registered for resale under the registration statement that includes this prospectus, inclusive of the Commitment Fee Shares. Because the purchase price per share to be paid by the Selling Stockholder for our shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable Pricing Period for each sale made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement, if any. Accordingly, it is possible that we may need to issue and sell more than the number of shares being registered for resale under this prospectus to the Selling Stockholder under the Purchase Agreement in order to receive aggregate gross proceeds equal to the Selling Stockholder’s $100 million Commitment Amount under the Purchase Agreement.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares of our common stock than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the $100 million Commitment Amount to the Selling Stockholder under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares we wish to sell to the Selling Stockholder from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective under the Securities Act before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our common stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of our common stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.

The issuance of shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance.

Dilutive Effect of Performance of the Purchase Agreement on our Stockholders

All of our shares of common stock registered in this offering, which may be issued or sold by us to the Selling Stockholder under the Purchase Agreement, are expected to be freely tradable. It is anticipated that the common stock registered in this offering will be sold by us to the Selling Stockholder over a period of up to 36 months after August 24, 2023. The sale by the Selling Stockholder of a significant amount of our common stock registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.

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Sales of our common stock to the Selling Stockholder, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of our shares of common stock that may be available for us to sell pursuant to the Purchase Agreement (i.e., up to $100,000,000 in shares of our common stock).

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholder. If and when we do sell our common stock to the Selling Stockholder under the Purchase Agreement, after the Selling Stockholder has acquired those shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion. Therefore, issuances to the Selling Stockholder by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of our shares of common stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of our common stock or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our common stock to the Selling Stockholder and the Purchase Agreement may be terminated by us at any time at our discretion (see subsection entitled “Termination of the Purchase Agreement” above).

The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares of common stock to the Selling Stockholder under the Purchase Agreement registered hereunder at varying purchase prices:

Assumed Purchase Price Per Share(1)	Number of shares of Common Stock to be Issued if Full Purchase(2)	Percentage of Outstanding Common Stock After Giving Effect to the Issuance to the Selling Stockholder(3)	Proceeds from the Sale of Common Stock to the Selling Stockholder Under the Purchase Agreement(4)
$0.25	25,000,000	58%	$6,250,000
$0.50	25,000,000	58%	$12,500,000
$0.6973(5)	25,000,000	58%	$17,432,500
$0.75	25,000,000	58%	$18,750,000
$1.00	25,000,000	58%	$25,000,000
$1.25	25,000,000	58%	$31,250,000
$1.50	25,000,000	58%	$37,500,000
$1.75	25,000,000	58%	$43,750,000

____________

(1)	For the avoidance of any doubt, this price would reflect the Purchase Price after calculation (i.e., after discounts to the market price of our shares) in accordance with the terms of the Purchase Agreement.

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(2)	We are registering 25,000,000 shares of our common stock, consisting of (a) an indeterminable number of shares of our common stock that may be issued as Commitment Fee Shares to the Selling Stockholder, pursuant to the terms of the Purchase Agreement, if any, and (b) an indeterminable number of shares of our common stock we may elect, in our sole discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time as described in this section. As a result, we have included in this column all of the shares of our common stock that we are registering under this prospectus, without regard for the beneficial ownership limitation of 4.99%.

(3)	The denominator is based on 2,573,075 shares of our common stock outstanding as of October 27, 2023, adjusted to include the issuance of the number of shares of common stock set forth in the adjacent column which we would have issued to the Selling Stockholder based on the applicable assumed purchase price per share, and includes the 13,427,224 shares of common stock assumed to be issued in full upon the conversion of our senior secured convertible notes and the 2,100,905 shares of common stock assumed to be issued in full upon the exercise of our warrants to purchase common stock.

(4)	The Company will not receive any proceeds from the issuance of the Commitment Fee Shares to the Selling Stockholder. As noted above, the exact number of Commitment Fee Shares to be issued to the Selling Stockholder cannot yet be determined. The proceeds reflected in this column would be reduced by an amount equal to the product of the final Commitment Fee Shares multiplied by the assumed purchase price per share of common stock.

(5)	Represents the last reported sales price of the Company’s common stock on October 27, 2023, as reported by Nasdaq, less a 5% discount.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. All of our common stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. We cannot currently determine the price or prices at which shares of our common stock may be sold by the Selling Stockholder under this prospectus.

We may receive up to $100 million aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions set forth in the Purchase Agreement, market conditions and the price of shares of our common stock, among other factors. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

We may use some of the proceeds that we receive under the Purchase Agreement to repay loans in the aggregate amount of approximately $13.9 million provided to us by Ault Alliance, an affiliate of the Company, that are interest-free and has no fixed terms of repayment.

We expect to use any remaining proceeds that we receive under the Purchase Agreement for general corporate purposes, including working capital and supporting our growth initiatives discussed under “Prospectus Summary – Our Business Strategy.” As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

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DESCRIPTION OF SECURITIES BEING OFFERED

The following is a summary of all material characteristics of our capital stock as set forth in our articles of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and bylaws, and to the provisions of the Nevada Revised Statutes, as amended.

General

We are authorized to issue 500,000,000 shares of common stock, par value $0.001 per share and up to 5,000,000 shares of preferred stock, par value $0.001 per share. Of these shares of preferred stock, 1,200 shares are designated as Series A Convertible Redeemable Preferred Stock, 12,000 shares are designated as Series B Convertible Preferred Stock and 2,500 shares are designated as Series C Convertible Preferred Stock.

As of the close of business on October 27, 2023, there were 2,573,075 shares of common stock issued and outstanding, 882 shares of Series A Convertible Redeemable Preferred Stock issued and outstanding, 8,637.5 shares of Series B Convertible Preferred Stock issued and outstanding and 1,362.5 Series C Convertible Preferred Stock issued and outstanding.

Common Stock

Holders of our shares of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of our common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of shareholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that our Board of Directors (the “Board”), in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock. Our common stock has no preemptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.

Transfer Agent and Warrant Agent

Pacific Stock Transfer Company is the transfer agent for our common stock and preferred stock, with a mailing address of 6725 Via Austi Pkwy, Suite 300 Las Vegas, Nevada 89119.

Trading Symbol and Market

Our common stock is listed on Nasdaq under the symbol “BNMV”.

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SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 25,000,000 shares of our common stock that may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of our common stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of common stock included in this prospectus pursuant to the Purchase Agreement, in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and as set forth in this section below, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of our common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of October 27, 2023. The number of shares in the column “Maximum Number of Shares of Our Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them. Except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes shares of our common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 2,573,075 shares of common stock outstanding on October 27, 2023. Because the purchase price to be paid by the Selling Stockholder for shares of our common stock, if any, that we may elect to sell to the Selling Stockholder in one or more purchases from time to time under the Purchase Agreement will be determined on the applicable dates for such purchases, the actual number of shares of our common stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our common stock being offered for resale pursuant to this prospectus.

	Number of Shares of Our Common Stock Owned Prior to Offering		Maximum Number of Shares of Our Common Stock to be Offered	Number of Shares of Our Common Stock Owned After Offering
			Pursuant to this
Name of Selling Stockholder	Number(1)(2)	Percent(3)	Prospectus	Number	Percent
Arena Business Solutions Global SPC II, Ltd., on behalf of and for the account of Segregated Portfolio #3 – SPC #3.(4)	0	*	25,000,000	—	—

___________

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

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(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the Commitment Fee Shares and the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including this Registration Statement that includes this prospectus becoming and remaining effective. Furthermore, the purchases of our common stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our common stock to exceed the 4.99% Ownership Limitation. The Ownership Limitation may not be amended or waived under the Purchase Agreement.

(2)	Does not include 135,000 shares of our common stock held by related entities of the Selling Stockholder. The total amount held by such related entities of the Selling Stockholder are subject to a 4.99% beneficial ownership limitation. Exclusive of the 4.99% beneficial ownership limitation, such related entities of the Selling Stockholder in the aggregate hold (a) 7,326,827 shares of our common stock underlying our senior secured convertible notes and (b) 1,145,948 shares underlying warrants.

(3)	Applicable percentage ownership is based on 2,573,075 shares of common stock outstanding as of October 27, 2023.

(4)	The Selling Stockholder is controlled by Arena Business Results, LLC, which is controlled by Arena Business Solutions, LLC. Dan Zwirn has voting and dispositive power over the shares. The business address of the Selling Stockholder is 405 Lexington Ave, 59th Floor, New York, NY 10174.

Material Relationship Between the Company and the Selling Stockholder

On April 27, 2023, we entered into a Securities Purchase Agreement (the “SPA”) with certain accredited investors, which included affiliates of the Selling Stockholder, providing for the issuance of (i) Senior Secured Convertible Notes (individually, a “Note” and collectively, the “Notes”) with an aggregate principal face amount of $6,875,000, which Notes are convertible into shares of our common stock (the “Conversion Shares”); and (ii) five-year warrants (the “Warrants”) to purchase an aggregate of 63,027,136 shares of our common stock (the “Warrant Shares”).

Pursuant to the SPA, the Company and certain of its subsidiaries and Arena Investors, LP, as the collateral agent on behalf of the accredited investors (the “Agent”) entered into a security agreement (the “Security Agreement”), pursuant to which the Company (i) pledged the equity interests in its subsidiaries and (ii) granted to the accredited investors a security interest in, among other items, all of the Company’s deposit accounts, securities accounts, chattel paper, documents, equipment, general intangibles, instruments and inventory, and all proceeds therefrom (the “Assets”), as set forth in the Security Agreement. In addition, pursuant to the Security Agreement, the Company’s subsidiaries granted to the accredited investors a security interest in its Assets and, pursuant to a Subsidiary Guaranty (the “Subsidiary Guaranty”), jointly and severally agreed to guarantee and act as surety for the Company’s obligation to repay the Notes and other obligations under the other transaction documents.

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The Notes are further secured by a guaranty provided by Ault Alliance, an affiliate of the Company, as well as by Milton C. Ault, the Executive Chairman of Ault Alliance, and his spouse.

Pursuant to the SPA, the Company and the accredited investors entered into a registration rights agreement, pursuant to which the Company agreed to file a registration statement to register the Conversion Shares and Warrant Shares within 15 days after the Company filed its quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2023 (the “Filing Deadline”) and to have such registration statement effective within 90 days of the Filing Deadline.

Pursuant to the SPA, the Company and certain of its stockholders also entered into (i) a voting agreement, pursuant to which such stockholders agreed to vote their shares of the Company’s common stock in favor of the stockholder approval described above and (ii) a lockup agreement, pursuant to which such stockholder agreed not to sell any shares of the Company’s common stock until 30 days after the Notes are no longer outstanding.

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PLAN OF DISTRIBUTION

On August 24, 2023, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to the $100 million Commitment Amount of our common stock at our direction from time to time, subject to the satisfaction of the conditions in the Purchase Agreement. On October 18, 2023, we entered into Amendment No. 1 to the Purchase Agreement with the Selling Stockholder to remove the floor price limitation.

From time to time, and at our sole discretion, we may present the Selling Stockholder with Advance Notices to purchase shares of our common stock. The purchase price of the shares of our common stock will be equal to 95% of the lower of (i) the lowest sale price of the common stock during the Pricing Period and (ii) the arithmetic average of the three (3) lowest closing prices of the common stock during the ten (10) consecutive trading days ending on the trading day immediately preceding such date of the Advance Notice.

The shares of our common stock offered by this prospectus are being offered by the Selling Stockholder. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to the Selling Stockholder.

It is possible that our shares may be sold from time to time by the Selling Stockholder in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	to a broker-dealer as principal and resale by the broker-dealer for its account; or

•	a combination of any such methods of sale.

The Selling Stockholder has agreed that, during the term of the Purchase Agreement, neither the Selling Stockholder nor any of its affiliates will engage in any short sales or hedging transactions with respect to our common stock.

The Selling Stockholder and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our common stock by the Selling Stockholder or any unaffiliated broker-dealer. Under these rules and regulations, the Selling Stockholder and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

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•	must furnish each broker which offers shares of our common stock covered by the prospectus and accompanying prospectus that are a part of our registration statement with the number of copies of such prospectus and accompanying prospectus which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of our common stock by the Selling Stockholder and any unaffiliated broker-dealer.

As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of our common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company has agreed to issue to the Selling Stockholder, as a commitment fee, the Commitment Fee Shares, which is a number of shares of common stock having an aggregate dollar value equal to $4,000,000. Within one business day of the effectiveness of this registration statement, we will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal to $1,000,000 based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the effectiveness of this registration statement. We will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of common stock having an aggregate dollar value equal $3,000,000 based on the per common stock price as follows: (i) $1,000,000 worth of the Commitment Fee Shares on the three-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the three-month anniversary, (ii) $1,000,000 worth of the Commitment Fee Shares on the six-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the six-month anniversary and (iii) $1,000,000 worth of the Commitment Fee Shares on the nine-month anniversary of the Initial Issuance based on the per common stock price equal to the simple average of the daily VWAP of the common stock during the ten trading days immediately preceding the nine-month anniversary. The Commitment Fee Shares are covered by this registration statement, of which this prospectus forms a part.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our shares of common stock covered by this prospectus by the Selling Stockholder. We estimate that our total expenses for the offering will be approximately $42,565 (excluding the Commitment Fee Shares).

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder, its officers, its sole member, its affiliates, or any entity managed or controlled by the Selling Stockholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, none of the Selling Stockholder, its officers, its sole member, its affiliates, or any entity managed or controlled by the Selling Stockholder or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

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In effecting sales, broker-dealers or agents engaged by the Selling Stockholder, including Ladenburg Thalmann & Co., Inc., may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholder in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Stockholder and any broker-dealers who execute sales for the Selling Stockholder including Ladenburg Thalmann & Co., Inc., may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholder.

Our common stock trades on Nasdaq under the symbol “BNMV”.

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LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the securities offered hereby as our counsel.

EXPERTS

RBSM LLP, our independent registered public accounting firm, has audited our consolidated financial statements as of March 31, 2023 and 2022 and for the years then ended, contained in our Annual Reports on Form 10-K for the years ended March 31, 2023 and 2022. These financial statements are incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements are incorporated by reference in reliance on such accounting firms’ reports given upon their authority as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the SEC on July 14, 2023;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 21, 2023;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 13, 2023;

•	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on April 6, 2023 (as amended April 7, 2023), April 28, 2023 (Items 1.01, 2.03 and 3.02 only), May 10, 2023, June 9, 2023, June 9, 2023, June 27, 2023, July 21, 2023, August 4, 2023, August 25, 2023, September 1, 2023, September 29, 2023, October 13, 2023, October 17, 2023 and October 20, 2023; and

•	The description of our common stock which is registered under Section 12(b) of the Exchange Act, in our registration statement on Form 8-A, filed on August 3, 2021 (File No. 001-40701), including any amendment or reports filed for the purposes of updating this description.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to termination of this offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

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Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting an oral or written request to:

BitNile Metaverse, Inc.

303 Pearl Parkway, Suite 200

San Antonio, Texas 78215

Attention: Investor Relations

(800) 762-7293

Additional information about us is available at our web site located at www.bitnile.net. Information contained in our web site is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also find documents we filed on our website at www.bitnile.net. Information contained in or accessible through our website does not constitute a part of this prospectus.

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BitNile Metaverse, Inc.

25,000,000 Shares of Common Stock

____________________

PROSPECTUS

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October 30, 2023